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                                                                 EXHIBIT 10.4.2

October 22,1996



Mr. John P. Grazer
22646 Sacedon
Mission Viejo, CA  92691

Dear John:

This letter covers your position as the President, and Chief Financial Officer of Aurora Electronics, Inc. and Aurora Electronics Group, Inc.

This letter is effective immediately upon signing. You will report to the Chief Executive Officer and the Board of Directors of Aurora. Your duties will be, among other things, to have primary responsibility for the financial and administrative functions in the Company, including without limitation, (a) primary responsibility for the operations of the Company; (b) execution of the Company's strategy and growth of the Company's business; and (c) financial reporting to the SEC, shareholders, lenders, etc. These duties may be expanded or modified from time to time by the CEO and/or Board, and you will carry them out either directly or through other members of the management team as appropriate. You will be expected to devote your full business time and best efforts to the performance of your duties and responsibilities for the Company, and as a corporate officer you will assume the associated fiduciary duties to shareholders.

The terms of your employment include:

BASE SALARY:               $175,000 (annualized rate) subject to adjustment
                           from time to time.

PROMOTION BONUS:           $150,000 one-time bonus upon accepting the position.

PERFORMANCE AND
  DISCRETIONARY
  BONUSES: You will be eligible for a performance and a discretionary bonus, initially targeted at 50% of base salary (annualized rate) to be determined from time to time by the Compensation Committee of the Board of Directors. The Performance Measure for each period of time is determined during the Company's annual planning cycle, and is approved by the Compensation Committee of the Board of Directors. To receive a performance based bonus for a period, you must be employed by the Company at the end of the period for which the bonus is payable and on the date the bonus is payable (provided that your performance bonus for each period shall be paid on or before the date the Company files its 10-Q for the quarter or 10-K for the year). The FY97 Incentive Plan is currently being finalized.

STOCK OPTIONS:             The recapitalization completed on March 29, 1996
                           includes a substantial change in the stock options
                           for senior executives. As discussed in that plan, you
                           have been awarded 899,669 options to purchase Aurora
                           common stock, including 154,987 Tranche A options,
                           154,987 Tranche A1 options, 294,847 Tranche B options
                           and 294,847 Tranche C options. Your Tranche A
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                           options were fully be vested upon issuance. Your
                           Tranche A1 options are vesting ratably on the first day of each month for the 24 months beginning July
                           1997. One-eighth of your Tranche B options vested on September 30, 1996, and will continue vesting each March 31 and September 30 through March 31, 2000, and your Tranche C options will vest either with performance (over years 1-4) or with time (over later years). All Tranche A options and all vested Tranche
                           A1 options that you own on leaving the Company will remain exercisable for 90 days, provided that if your employment is terminated as a result of death, disability or termination by the Company which is not for cause, your Tranche A and vested Tranche A1
                           Options will remain exercisable for 12 months or the remaining term of the option (whichever is less). All vested Tranche B and Tranche C Options that you own on leaving the Company will remain exercisable for 90 days, provided that if your employment is terminated as a result of death or disability, your Tranche B and C Options will remain exercisable for 12 months or the remaining term of the option (whichever is less).

PUT ON OPTIONS:            On December 31, 1999, you have a right to sell to the
                           Company for $2.00 per share all stock options assuming employment as of that date. To exercise this put, you will need to make an irrevocable notice to the Company of you intent to do so between November 1 and 15, 1999.

                           In the event of termination not for cause prior to December 31, 1999, a one-time right to sell to the Company for $2.00 per share all stock options vested to the date of termination or at the end of the severance period described below, whichever period is longer.

SEVERANCE:                 This letter and your response do not constitute a
                           contract of employment for a stated term. As always since you joined Aurora, you have the right to terminate your employment at any time, and Aurora retains a similar right to terminate your employment at will. Termination by the Company may be for (1) cause, or (2) other than for cause. In the event that you are terminated for cause or you terminate voluntarily, your compensation will end on the date of termination. For these purposes, "cause" means termination by the Company of your relationship as employee of the Company: (a) for committing an act of fraud or willful misconduct against the Company; (b) for conviction of, or entry of a plea by the Optionee of nolo contendere to, a felony; (c) for breach of your fiduciary duties to the Company or its Stockholders; or (d) for committing a material act of personal dishonesty or willful misconduct. (For purposes of this agreement, "compensation" includes salary, bonus, insurance and other employee benefits and auto-related benefits.) If you are terminated for any other reason (other than death or disability), your compensation will continue (as salary and benefit continuation, and not as a lump-sum payment)) for 15 months. The Company further agrees that if your duties and compensation are reduced below the levels of those discussed above, you will have a 30 day period during which you may notify the Company that such reduction is a constructive termination which will entitle you to the benefits of this severance paragraph.

CHANGE OF
  CONTROL: A "Change in Control" shall be defined as (i) the sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any "person" or "group" (other than the WCAS Group as defined below), (ii) the liquidation or dissolution of the Company or the adoption of a plan of liquidation or dissolution of the Company, (iii) the acquisition of "beneficial ownership" by any
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                           "person" or "group" (other than the WCAS Group) of
                           voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, or (iv) during any period of two consecutive years, the failure of those individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election or appointment by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) to constitute a majority of the Company's Board of Directors then in office.

                           For purposes of this definition, (i) the terms "person" and "group" shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, (ii) the term "beneficial owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events,
                           (iii) any "person" or "group" will be deemed to beneficially own any voting stock of the Company so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Company, and (iv) the term "WCAS Group" shall mean Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners II, L.P. and any general partners thereof.

                           In the event of a Change in Control of the Company, the following will occur:

                           Stock Options

                           If the WCAS Group has Compensation Committee Control (defined below) before the Change in Control, all options held by you shall vest immediately with the approval of the Compensation Committee unless it is the judgment of the Compensation Committee members who are appointees of the WCAS Group that the investment by the WCAS Group in the Company through the date of such Change in Control has been less than successful. "Compensation Committee Control" exists if (i) the WCAS Group has the ability to elect at least one-half of the members of the board of directors of the Company, (ii) at least one-half of the Compensation Committee members are WCAS Group representatives to the board of directors, or (iii) the WCAS Group owns at least one-half of the voting stock of the Company.

                           If the WCAS Group does not have Compensation
                           Committee Control before the Change in Control of the Company, all of your outstanding unvested options shall vest.

                           Failure to Offer Employment

                           If within 90 days following a Change of Control you are not offered employment from the surviving company under terms and conditions acceptable to you, or you are terminated by the surviving company within those 90 days, you may elect to terminate your employment and shall be entitled, following such termination,
                           (i) to receive the severance benefits described in the last sentence of the "Severance" clause above and
                           (ii) to receive a full payout of all earned but unpaid bonuses and deferred compensation accrued through the date of each such termination. For
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                           purposes of determining your earned but unpaid
                           bonuses and deferred compensation, all vested benefits shall be included. Any unvested benefits shall be treated as vested on a pro rata basis. For example, if you are severed on July 1, xxx9, and you have a bonus plan based on one year's performance beginning January 1, xxx9 and ending January 1, xx10, and the performance measure for the period has been achieved for 102%, one-half of the amount that would have been payable for a full year's performance of 102% will be payable.

NON-COMPETITION
  AND CONFIDENTIALITY:     During the course of your employment by the Company,
                           you will represent the Company and its subsidiaries and develop contacts and relationships on their behalf, including customers, suppliers, potential customers and suppliers, and other employees. To protect the Company's and its subsidiaries' interests in these contacts and relationships, you agree that if you are terminated for cause or you voluntarily resign, for a period of two years after such termination or resignation, without the Company's prior written approval, you will not, in connection with any business that provides spare parts distribution or electronics recycling services to major personal computer manufacturers and field service organizations, as an employee, consultant, principal or otherwise, (1) conduct or assist others in conducting a business that competes with the Company's or its subsidiaries' businesses of providing the same services for such customers in the United States, Canada, the United Kingdom or the
                           Netherlands, or (2) recruit, hire or assist others in recruiting or hiring any person who is or within the preceding 12 months was an employee of the Company or its subsidiaries.

                           You agree that the scope of the foregoing agreement is reasonable as to time, area and persons and is necessary to protect the legitimate business interests of the Company and its subsidiaries. You further agree that such agreement will be regarded as divisible and will be operative as to time, area and persons to the extent that it may be so operative, and if any part of such agreement is declared invalid, unenforceable, or void as to time, area or persons, the validity and enforceability of the remainder will not be affected.

                           You also agree that the trade secrets, plans, strategies, and technology and processes of the Company and its subsidiaries, and information concerning the products, services, production, reconditioning, development, technology, and all technical information, procurement and sales activities and procedures, customer, supplier, or distributor lists, promotion and pricing techniques and credit and financial data concerning customers, suppliers, and distributors of the Company and its subsidiaries are valuable, special, and unique assets of the Company and its subsidiaries (collectively, the "Confidential Information"). In light of the competitive nature of the industry in which the business of the Company and its subsidiaries is conducted, you agree that all your knowledge and information about the Confidential Information will be considered Confidential Information. In recognition of this, you agree that except as specifically authorized in writing by the Company, you will not, in whole or in part, (1) disclose any Confidential Information to any person, other than the Company or its subsidiaries, or (2) make use of any Confidential Information for your own purposes or for the benefit of any other person, other than the Company or its subsidiaries.

                           You also acknowledge and agree that all manuals, drawings, blueprints, letters, notes, notebooks, reports, books, procedures, forms, documents, records, or paper or copies thereof pertaining to the operations or business of the Company and its subsidiaries that you have made or received or are known to you in any
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                           way in connection with your employment and any other
                           Confidential Information are and will be the exclusive property of the Company or the relevant subsidiary. You acknowledge that all such papers and records will at all times be subject to the control of the Company or the relevant subsidiary, and you agree to surrender the same upon request of the Company, and will surrender such no later than any termination of your employment with the Company or the relevant subsidiary, whether voluntary or involuntary. The Company and each subsidiary may notify anyone employing you at any time of the provisions of this Agreement.

HEALTH AND LIFE
  INSURANCE:               The Company will pay for its standard health and
                           dental coverage policy for you and your family. You will also receive the same life and disability insurance and employee benefits as the other senior executives of Aurora.

VACATION:                  You will initially be entitled to approximately 3
                           weeks vacation per year.

OTHER BENEFITS
  AND EXPENSES:            You will be compensated for expenses incurred in the
                           performance of your duties (e.g. travel and entertainment, car phone, etc.), including an automobile allowance of $600 per month, and you will be eligible for all of the benefits for which other senior executives are eligible.

Payment of all of the above compensation and benefits will, of course, be subject to (1) normal Company policies, and (2) the various laws and regulations applicable to the Company and your employment both at present and as they are changed from time to time. Any post-employment compensation (severance, stock option ownership, etc.) will be payable to your estate in the event of your death. In signing this letter, you represent that you have not relied on any agreements or representations that are not set forth herein, and that any and all disputes that arise between the parties hereto will be resolved through binding arbitration rather than litigation.

Best personal regards,                                   Accepted and agreed:


/s/ Jim C. Cowart
Jim C. Cowart                                            /s/ John P. Grazer
Chairman and CEO                                         _______________________
                                                         John P. Grazer
                                                         _______________________
                                                         Date